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                                                           OMB APPROVAL
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                                                       OMB Number: 3235-0287
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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Commonwealth Associates, LP
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   (Last)                           (First)             (Middle)

830 Third Avenue
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                                    (Street)

New York                           New York             10022
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   (City)                           (State)              (Zip)
______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

ProxyMed, Inc. (NASDAQ National Market:PILL)
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

13-3467952
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4.   Statement for Month/Year

     November 2000
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     Michael S. Falk is a director
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

 Common Stock                     11/20/00           P                5,000       A    $0.96875                  D(1)
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 Common Stock                     11/21/00           P                5,000       A    $1.00                     D(1)
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 Common Stock                     11/21/00           P                5,000       A    $1.01                     D(1)
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 Common Stock                     11/21/00           P               30,000       A    $0.0985                   D(1)
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 Common Stock                     11/21/00           P               10,000       A    $0.096875                 D(1)
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 Common Stock                     11/22/00           P               20,000       A    $1.01                     D(1)
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 Common Stock                     11/22/00           P               25,000       A    $0.98          122,666    D(1)
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 Common Stock                                                                                          62,500    I      (2)
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
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FORM 4 (continued)                                                   Page 2 of 4

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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Explanation of Responses:

See Attached

Commonwealth Associates L.P.
By: Commonwealth Associates Management Corp., its general partner

/s/ Joseph P. Wynne                                        December 8, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
Joseph P. Wynne, Chief Financial Officer

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OBM Number.

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                                    FOOTNOTES
                                    ---------

(1) These shares were acquired, and are owned directly by, Commonwealth Associates, L.P. ("Commonwealth") . Michael S. Falk ("Falk") is the principal limited partner of Commonwealth, and is a director, the Chairman and the principal shareholder of Commonwealth Associates Management Corp., the general partner of Commonwealth. Falk disclaims beneficial ownership of the securities held by Commonwealth other than that portion which corresponds with his equity ownership in Commonwealth.

(2) These shares are owned directly by Falk.





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                    JOINT FILER INFORMATION AND AUTHORIZATION
                    -----------------------------------------


Name:                      Commonwealth Associates Management Corp.
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          Commonwealth Associates, LP

Issuer & Ticker Symbol:    ProxyMed, Inc. (PILL)

Statement Month/Year:      November 2000


Signature:                 By:     /s/ Joseph Wynne
                              -------------------------------------------
                                   Joseph Wynne, Chief Financial Officer


Name:                      Michael S. Falk
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          Commonwealth Associates, LP

Issuer & Ticker Symbol:    ProxyMed, Inc. (PILL)

Statement Month/Year:      November 2000


Signature:                 /s/ Michael S. Falk
                           -----------------------
                           Michael S. Falk